VARLEN CORPORATION AND SUBSIDIARIES             Exhibit 11
Computation of Per Share Earnings
Unaudited
(Thousands, Except Per Share Amounts)

                               Three Months Ended   Nine Months Ended
                               10/28/95  10/29/94   10/28/95  10/29/94
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Primary Earnings Per Share:
Net earnings                     5,217     4,237    16,306     11,601

Computation of the Weighted
Average Number of Shares
Outstanding as Used in the
Primary Earnings Per Share
Computation:

Weighted average number of
shares outstanding               5,398     5,340     5,375     5,337

Shares assumed issued under
the treasury stock method          225       174       200       173

Weighted average number of
shares outstanding as
adjusted                         5,623     5,514     5,575     5,510


Primary Earnings Per Share:       0.93      0.77      2.92      2.11


Fully Diluted Earnings Per
Share:

Reconciliation of net earnings
per the condensed consolidated
financial statements to the
amount used for the fully
diluted computation:

Net earnings                     5,217     4,237    16,306    11,601

Add interest on 6.5% convertible
subordinated debentures, net of
income tax effects                 683       682     2,024     2,031

Net earnings, as adjusted        5,900     4,919    18,330    13,632

Computation of the Weighted
Average Number of Shares
Outstanding as Used in the
Fully Diluted Earnings
Per Share Computation:

Weighted average number of
shares outstanding               5,398     5,340     5,375     5,337

Shares assumed issued under
the treasury stock method          234       175       228       173

Shares issuable from assumed
exercise of 6.5% convertible
subordinated debentures          2,777     2,776     2,777     2,776

Weighted average number of
shares outstanding as
adjusted                         8,409     8,291     8,380     8,286


Fully Diluted Earnings Per
Share:                            0.70      0.60      2.19      1.65
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